POWER OF ATTORNEY


To: Ann M. Segarra, Laura J. Roskopf, John J. Gorman, Marc P. Levy, and Jeffrey S. Cass;



You are hereby appointed to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form 3, 4 or 5 or any amendment thereto required to be filed by First Niagara Financial Group, Inc. under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify you in writing that your authority to act on my behalf in this manner has been withdrawn.


I have signed this power of attorney on 	12/21/06	.
						Date


by: 	/s/ Michael W. Harrington *
	Mr. Michael W. Harrington



In presence of: 	/s/ Barbara S. Hood *
			Barbara S. Hood



At 	Lockport, NY
	City	State


*Please sign on the line and print name below the line.